EX 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
Geoff High, Vice President of Investor Relations
303-604-3924

MICHAEL KUTA NAMED CEO OF DMC GLOBAL

Mr. Kuta brings extensive leadership experience and intimate knowledge of DMC to role
BROOMFIELD, Colo. – August 7, 2023 – The board of directors of DMC Global Inc. (Nasdaq: BOOM) today announced the appointment of Michael Kuta as president, chief executive officer and director, effective immediately. Mr. Kuta was previously DMC’s interim co-CEO, a position he and DMC director David Aldous jointly assumed in January 2023. From 2014 to January 2023, Mr. Kuta was DMC’s chief financial officer.

Mr. Aldous, who has returned to his prior role as DMC’s chairman, said, “After conducting a rigorous national search in which our board evaluated and interviewed several highly qualified candidates, Mike’s leadership skills, strategic thinking, and deep knowledge of DMC’s businesses and culture made it clear he was the ideal person to lead the Company.

Mr. Aldous added, “During our work together, I witnessed Mike’s passion for DMC and his belief in its potential for profitable growth. The board and I look forward to supporting Mike and his leadership team as they aggressively work to execute on DMC’s strategy and move the Company forward.”

Mr. Kuta said, “I am truly honored to have been selected to lead DMC and want to thank our board of directors for the opportunity. I also want to thank David for his partnership and wisdom during the past seven months. I am excited about working with the leaders and employees of DMC and our three exceptional manufacturing businesses as we continue to strengthen and grow the Company.”

Mr. Kuta has more than 25 years of corporate leadership experience in the energy, petrochemical, industrial and building products industries. Prior to joining DMC, he held a variety of financial and executive leadership roles with The Lubrizol Corporation, a $6 billion business of Berkshire Hathaway, and at Lincoln Electric, a global leader in advanced welding equipment. Mr. Kuta holds a master’s of business administration in finance from Case Western Reserve University, and a bachelor’s degree in accounting from Kent State University.

About DMC Global
DMC Global is an owner and operator of innovative, asset-light manufacturing businesses that provide unique, highly engineered products and differentiated solutions. DMC’s businesses have established leadership positions in their respective markets and consist of: Arcadia, a leading supplier of architectural building products; DynaEnergetics, which serves the global energy industry; and NobelClad, which addresses the global industrial infrastructure and transportation sectors. DMC’s businesses are led by experienced, strategically focused management teams, which are supported with business resources and capital allocation expertise to advance their operating strategies and generate the greatest returns. Based in Broomfield, Colorado, DMC trades on Nasdaq under the symbol “BOOM.” For more information, visit: HTTP://WWW.DMCGLOBAL.COM.